Exhibit 10.12

CARS.COM, LLC

LONG TERM INCENTIVE PLAN

(as amended June 29, 2015)

Cars.com, LLC (formerly, Classified Ventures, LLC), an Illinois corporation with its principal place of business at 175 West Jackson, Suite 800, Chicago, Illinois (hereinafter referred to as the “Company”), hereby amends and restates this employee benefit plan as follows:

ARTICLE I

TITLE AND PURPOSE

1.01 Title. The plan hereby evidenced shall be known as the Cars.com, LLC 2001 Long Term Incentive Plan and shall be hereinafter referred to as the “Plan”.

1.02 Purpose. The Plan is intended to provide deferred compensation to designated management or highly compensated employees of the Employer, in order to encourage the continued service of such employees by making available benefits to them.

1.03 No Funding. The Plan constitutes a mere promise by the Employer to make benefit payments to Participants and Beneficiaries in the future, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer. Any Accounts established pursuant to the Plan shall remain the property of the Employer until distributed, and nothing in the Plan will otherwise be construed to create a trust or to obligate the Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant, Employee, or other person rights to any specific assets of the Employer or of any other person. The Employer may, in its sole discretion, create a grantor trust to pay its obligations hereunder, but shall have no obligation to do so. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II

DEFINITIONS

Unless the context clearly indicates otherwise, the definitions of the words and terms set forth below shall control for purposes of applying the provisions of the Plan:

2.01 “Account” means the balance credited to a Participant’s Plan account, including contribution credits and deemed income, gains, and losses (to the extent realized as determined by the Employer, in its sole discretion) credited thereto.

2.02 “Beneficiary” shall mean the person, estate, trust or organization entitled to benefits on account of a Participant’s death.

2.03 “Change in Control” means one or more of the following:

A. the acquisition by any Person or Persons acting in concert, of ownership of stock held by such Person or Persons acting in concert, that constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer (calculated in accordance with Section 318(a) of the Code and subject to the limitations of Treas. Reg. 1.409A-3(i)(5)); or

B. a change in the ownership of a substantial portion of the assets (as defined for purposes of Section 409A of the Code) of Employer; or

C. a change in the effective control (as defined for purposes of Section 409A of the Code) of Employer.

2.04 “Code” means the Internal Revenue Code of 1986, as amended.

2.05 “Designation Date” means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 5.03 or any change in a prior designation of deemed investment directions by an individual shall become effective. The Employer shall designate the Designation Date(s) in any Plan Year.

2.06 “Effective Date” shall mean the Plan’s original effective date of June 1, 2001, though certain Plan provisions as detailed herein are effective January 1, 2005 to comply with Section 409A of the Code.

2.07 “Employee” shall mean any individual who is employed by the Employer and is receiving remuneration for personal services rendered to the Employer.

2.08 “Employer” shall mean Cars.com, LLC (formerly, Classified Ventures, LLC) and any entity determined to be related to it pursuant to at least 50% common ownership or 50% common control, as set forth in Treasury Regulations 1.409A-1(h)(3).

2.09 “Manager” shall mean TEGNA Inc. or any other person elected to by the members of the Company to serve as successor Manager of the Company in accordance with Section 4.8 of the Company’s Amended and Restated Limited Liability Company Agreement, dated October 1, 2014.

2.10 “Participant” shall mean an individual who as an Employee has satisfied the eligibility requirements set forth in Section 3.01 and who is participating in the Plan in accordance with the provisions of Article III.

2.11 “Participation Agreement” shall mean an agreement executed by the Employer and an Employee to set forth the terms of, and to authorize and commence, the Employee’s participation in the Plan, in the form attached hereto as Exhibit A entitled “Cars.com, LLC 2001 Long Term Incentive Plan Participation Agreement.”

2.12 “Plan Administrator” shall mean Cars.com, LLC, or any committee, director, officer, or employee of the Company or any affiliated company appointed by the Company to serve as Plan Administrator.

2.13 “Plan Year” shall mean June 1 to December 31, 2001, and thereafter January 1 to December 31 of each calendar year.

2.14 “Termination of Employment” shall mean an Employee’s separation from service from the Employer and any entity related to it as set forth in Section 2.08.

2.15 “Trust” means the trust fund established pursuant to the Plan.

2.16 “Trustee” means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

2.17 “Valuation Date” means February 15 of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

2.18 “Vested” means that portion of the balance of a Participant’s Account which, due to lapse of time pursuant to Section 4.05 or the occurrence of any of the events specified in Section 4.06, shall be paid to Participant or Participant’s Beneficiary as and when required by Section 6.02.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Eligibility. The Manager shall designate either a committee or the Employer’s chief executive officer to determine, from time to time, which Employees, as defined in Section 2.06, will be eligible to participate in the Plan and thereby become Participants. After determination of eligibility, an Employee’s participation in the Plan shall commence upon execution of a Participation Agreement by the Employer and the Employee.

3.02 Designation of Beneficiaries. A Participant may designate any legal entity or natural person as his or her Beneficiary. Designations may include contingent, concurrent, or successive Beneficiaries, and shall be in such written form as the Plan Administrator shall require.

The Beneficiary or Beneficiaries designated by a Participant may be changed at any time and from time to time by the filing of a new designation with the Plan Administrator, which when executed will revoke all prior designations.

If a Beneficiary designation is not in effect, or if a designated Beneficiary has not survived a Participant, then any benefits payable under the Plan due to a Participant’s death shall be paid to the Participant’s spouse; provided that if a Participant has no surviving spouse, such benefits shall be paid to the court appointed representative of the Participant’s estate, or, if the Plan Administrator does not receive notice of the appointment of a representative within 6 months of the Participant’s death, then to Participant’s heirs at law. The Plan Administrator shall not be obligated to make any payments by reason of a Participant’s death unless the Plan Administrator has been furnished with such documentation relating to the death and heirship of the Participant as it may require in its sole discretion.

3.03 Designation of Manner of Payment. With respect to payments made pursuant to Sections 4.06(a), a Participant may designate the manner (lump sum, or in 5 or 10 annual installments) in which payments will be made. The manner of payment of such amounts under section 4.06(a) must be elected within 30 days after the participant becomes eligible to participate in the Plan. A Participant may change the manner of payment of such amount under section 4.06(a) on or before December 31, 2007 on such forms as the Plan Administrator shall require. After December 31, 2007, the manner of payment may only be changed by the filing of a new designation with the Plan Administrator, and a subsequent change to the manner of payment is effective only if: (i) the change is not effective for at least twelve (12) months; (ii) the change is made at least twelve (12) months before the date of Participant’s 65th birthday; and (iii) the new payment date is five (5) years later than Participant’s retirement date.

3.04 Duty to Furnish Information. Participants and Beneficiaries shall be required to furnish to the Plan Administrator such other information, documents and evidence as the Plan Administrator may consider necessary or desirable for the administration of the Plan; and all rights of Participants and Beneficiaries under the Plan are conditioned upon the prompt furnishing of such information, documents and evidence in true and complete form.

Each Participant shall be responsible for notifying the Plan Administrator of his or her address, and the address of any Beneficiary or any change of any such addresses, for use in respect to the Plan. The Plan Administrator may direct any communication, notice or statement to the address most recently designated for any such person, or if no such address has been designated to the Plan Administrator, then to the last address of such person shown on the Employer’s records. The Plan Administrator shall not be required to search for or ascertain the whereabouts of any Participant or Beneficiary for whom no address has been designated or for whom the last address of record, if any, is no longer current.

3.05 Participation Statements and Information. At such times as the Plan Administrator may determine, the Plan Administrator shall provide each Participant with a statement reflecting the status of the Participant’s interest in the Plan. The Plan Administrator shall make copies of the Plan, all reports with respect thereto required by law, and such other documents as are specified by Section 104 of the Act available for inspection at reasonable times by Participants and Beneficiaries.

3.06 Receipt and Release. Any payment to any Participant, his or her legal representative, Beneficiary, or to any guardian or conservator appointed for such Participant or Beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Employer, which may require such Participant, legal representative, Beneficiary, guardian or conservator, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Employer.

3.07 Claims for Payment. In the event that a Participant or Beneficiary does not receive a benefit payment to which the Participant or Beneficiary believes he or she should be entitled, such Participant or Beneficiary may file a written claim for benefits with the Plan Administrator. In the event a claim for benefits is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing of the denial of the claim. If the claimant shall not be notified in writing of the denial of the claim within ninety (90) days after it is received by the Plan Administrator, the claim shall be deemed denied. A notice of denial shall be written in a manner calculated to be understood by the claimant, and shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedure.

Within sixty (60) days of the receipt by the claimant of the written notice of denial of the claim, or within sixty (60) days after the claim is deemed denied as set forth above, if applicable, the claimant may file a written request with the Plan Administrator that it conduct a full review of the denial of the claimant’s claim for benefits, including the conducting of a hearing if deemed necessary by the Plan Administrator. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred and twenty (120) days. The Plan Administrator shall notify the claimant in writing of any such extension. The decision upon review shall (i) include specific reasons for the decision, (ii) be written in a manner calculated to be understood by the claimant and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based. Any such determination made by the Plan Administrator in good faith shall be conclusive on all persons, and the Plan Administrator shall not be liable to any person as a result of such determination.

3.08 Minor Beneficiary. In the event a distribution is to be made to a minor Beneficiary, then the Plan Administrator may, in the Plan Administrator’s sole discretion, make such distribution to the Beneficiary’s legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his residence, or to a custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which the Beneficiary resides. Any payment made in accordance with this Section shall fully discharge the Plan Administrator from all future liability with respect to such payment.

3.09 Incompetent Payee. Whenever any person to whom payments are directed to be made shall be mentally or physically incapable of receiving or acknowledging receipt of such payments, the Plan Administrator shall not be under any obligation to see that a legal representative is appointed for such person or to make such payments to such legal representative, but the Plan Administrator may make all or any portion of such payments in any one or more of the following ways, as the Plan Administrator determines: (a) directly to such person; (b) to his or her conservator; (c) to his or her spouse, child, or other relative by blood or marriage; (d) to the person with whom he or she resides; or (e) by expending the same directly for the benefit of said person. Any such determination made by the Plan Administrator in good faith shall be conclusive on all persons, and the Plan Administrator shall not be liable to any person as a result of such determination. Any payment made in accordance with this Section shall fully discharge the Plan Administrator from all future liability with respect to such payment.

ARTICLE IV

CONTRIBUTIONS AND CREDITS

4.01 Creation of Trust. Employer shall establish a Trust to manage the assets of the Plan. All Employer contributions under the Plan shall be transferred to the Trustee of the Trust to be held and administered pursuant to the provisions of this Plan. All assets held in the Trust shall continue to be subject to the claims of Employer’s creditors and shall not be set aside in trust outside of the United States.

4.02 Participants’ Accounts. The Trustee of the Trust may establish either a single account for the benefit of all Participants or it may establish separate accounts for each Participant. If Trustee establishes a single account for the benefit of all Participants, Trustee shall maintain records in such a manner that it can adequately identify each Participant’s share of that account as if separate accounts were maintained for each participant.

4.03 Contributions. Employer may, as it shall determine from time to time in its sole discretion, make annual contributions to each Participant’s Account.

(a)	The amount of such annual contributions shall be determined according to the Participation Agreement executed by Employer with respect to each Participant.

(b)	Such contribution shall be credited to each Participant’s Account maintained under the Plan, and Employer shall give each Participant written notice, as of the date of each such contribution, of the amount contributed (“Contribution Notice”).

4.04 Maintenance of Accounts. Each Participant’s Account shall be credited or debited with:

(a)	The contributions made by Employer to the Participant’s Account (as discussed in Section 4.03),

(b)	Amounts equal to any deemed income, gains, or losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets, as determined by Employer, in its sole discretion, attributable or allocable to (a) (as discussed in Section 5.01), and

(c)	The Account’s share (prorated among all Accounts in such manner as the Plan Administrator may determine from time to time) of any costs, if any, incurred as a result of maintaining the Plan (including but not limited to pursuant to Section 8.01(g)).

The Employer shall have discretion to allocate such deemed income, gains, losses, and costs among plan accounts pursuant to such allocation rules as the Employer deems in its sole discretion to be reasonable and administratively practicable.

4.05 Vesting Schedule. Participants shall become vested (subject to the claims of Employer’s creditors) in amounts contributed to their Account over a three-year period. For any amounts contributed to a Participant’s Account during any Plan Year, the Participant shall become vested in one-third of the amount of such contribution (and any increases or decreases in the Participant’s Account balance as a result of income, gains, losses or costs allocated to the Participant’s Account pursuant to Section 4.04) on February 15 of each succeeding Plan Year after the Plan Year in which such contribution was made.

4.06 Accelerated Vesting. Notwithstanding the provisions of Section 4.05, the entire balance held in a Participant’s account shall immediately become fully vested (subject to the claims of Employer’s creditors) as of the date of the first to occur of the following events:

(a)	Participant terminates employment with Employer after reaching age 65;

(b)	Participant’s employment is terminated by Employer other than for Cause (“Cause” meaning with respect to Participant as an Employee, any intentional misappropriation of any funds or property from Employer, or the receipt of personal profit from a transaction conducted on Employer’s behalf; repeated failure to comply with Employer’s policies or instructions from Participant’s supervisor, after written warning thereof and opportunity to cure; usage of substances resulting in Participant’s inability properly to perform employment duties, after written warning thereof and opportunity to cure; chronic poor work performance by Participant, after written warning thereof and opportunity to cure, or conviction of a felony which would reflect adversely on Employer or adversely affect Participant’s ability to perform employment duties);

(c)	Participant’s employment with Employer terminates by reason of Participant’s death; or

(d)	Participant’s employment with Employer terminates by reason of a permanent and total disability, as defined in Section 22(e)(3) of the Code (“Total Disability”). Notwithstanding the foregoing, effective January 1, 2005, a Participant shall be deemed disabled if, due to a medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period of at least twelve months, the Participant is unable to engage in any substantial activity or receives benefits under the Employer’s disability insurance plan for at least three months.

ARTICLE V

ALLOCATION OF FUNDS

5.01 Allocation of Deemed Earnings or Losses on Accounts. Pursuant to Section 5.03 hereof, each Participant shall have the right to direct how amounts in his or her Plan Account shall be deemed to be invested, which investment direction shall be conveyed to the Trustee with respect to Participant’s Account in such manner as the Plan Administrator shall determine from time to time. The Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Plan Administrator), of each deemed investment within the Trust since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

5.02 Interim Valuations. If the Plan Administrator determines that the value of the Trust as of any date on which distributions are to be made differs materially from the value of the Trust on the prior Valuation Date upon which the distribution is to be based, the Plan Administrator, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Trust so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

5.03 Deemed Investment Directions of Participants. Subject to such limitations as may from time to time be required by law, imposed by the Plan Administrator or the Trustee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Administrator or the Trustee, each Participant may advise the Plan Administrator as to how his or her Account should be deemed to be invested among such investments as may be made available by the Company hereunder. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account which is requested to be deemed to be invested in each security, and shall be subject to the following rules:

(a)	The Plan Administrator will provide Participants with access to an interne web site on which they may, among other things, review their Accounts and change their deemed investment directions.

(b)	All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely until Participant submits new deemed investment directions.

(c)	If an initial or revised deemed investment direction is incomplete, unclear, or improper, the Participant’s investment direction then in effect shall remain in effect (or, if there is no initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Plan Administrator provides for, and permits the application of, corrective action prior thereto.

(d)	Until a deemed investment direction is given, or if at any time directions are given as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income, or similar fund made available under the Plan as determined by the Plan Administrator in its discretion.

(e)	Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Plan Administrator and its agents and representatives from any losses or damages of any kind relating to the deemed investment of such Participant’s Account hereunder.

(f)	For vesting purposes under Section 4.05, the vested portion of Participant’s Account shall be prorated among all deemed investments in Participant’s Account.

(g)	Participant, by making any investment direction pursuant to the Plan, assumes all risk with respect to each such direction, including the risk that the deemed investments will not appreciate as rapidly as other investments, will not appreciate at all, or will lose some or all of their original principal value, and further acknowledges that the offering through the Plan of deemed investment opportunities in no way constitutes investment advice or a representation or determination by Plan Administrator or any of its agents with respect to the suitability, merit, or performance of any such deemed investment opportunity for any person, including Participant.

ARTICLE VI

ENTITLEMENT TO BENEFITS AND DISTRIBUTIONS

6.01 Termination of Employment. If a Participant’s employment with the Employer is terminated for any reason, the Participant’s Account at the date of termination shall be valued and the vested portion of such Account payable according to the provisions of Sections 4.06, 6.02 and 6.03. The non-vested portion of such Account will be forfeited as of the date of such termination of employment, will be distributed by the Trust to the Employer as of such date, and will not be subject to reinstatement or return to the Trust under any future conditions, including but not limited to the subsequent rehire of Participant as an Employee.

6.02 Amount. A Participant (or his or her Beneficiary) shall become entitled to receive, on February 15 of each Plan Year (“Payment Date”), or where Participant ceases to be an Employee, as soon after the date of the Participant’s termination of employment with the Employer as may be practicable, a distribution in an aggregate amount equal to the vested portion of the Participant’s Account, which amount, depending on (a) the performance of the deemed investments elected from time to time by the Participant, and (b) the extent to which gains or losses on the investments actually are realized by the Trust, may be less than, equal to, or greater than the aggregate amount of the Employer’s contributions to the Participant’s Account. Any payment due hereunder from the Trust which is not paid by the Trust will be paid by the Employer from its general assets.

6.03 Method of Payment.

(a)	Cash Payments. All Payments under the Plan shall be made in cash.

(b)	Timing and Manner of Payment. An aggregate amount equal to the vested portion of the Participant’s Account will be paid by the Trust or the Employer, as provided by Section 6.01, in a lump sum, as soon as practicable, but not more than 60 days after the Payment Date or date Participant ceases to be an Employee, or, with respect to payments made pursuant to Section 4.06(a), beginning as of the Payment Date or the date Participant ceases to be an Employee. For payments made pursuant to vesting under Section 4.06(a), if a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan pursuant to Section 3.03, such payment will be in a lump sum. If the whole or any part of a payment hereunder by the Trust is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Section 5.03 under such procedures as the Employer may establish, in which case any deemed income, gain, or loss attributable thereto (to the extent realized, as determined by the Employer, in its discretion) shall be reflected in the installment payments, in such equitable manner as the Employer shall determine. In the event a Participant dies while receiving installment payments pursuant to this Section 6.03 and 4.06(a), any remaining balance in the deceased Participant’s account shall be paid by the Trust or the Employer, as provided by Section 6.01, to the Participant’s Beneficiary in a lump sum, as soon as practicable, but not more than 60 days following the date Employer receives notification of the Participant’s death. If payment is made pursuant to a termination of the Participant’s employment without cause pursuant to Section 4.06(b), and the 60-day period, provided above begins in one calendar year and ends in the subsequent calendar year, the payment will be made in the subsequent calendar year.

(c)	Timing and Manner of Payment for Participants who retire on or after age 65. Notwithstanding the provisions of subsection (b) above, if a Participant terminates employment on or after attaining age 65 and has made an election permitted by section 3.03, payment shall be made at the time and in the form provided in such election.

6.04 Deferral Elections for 2005 Plan Year and Beyond.

(a)	2005 Plan Year. Effective for the Plan Year commencing January 1, 2005, a Participant who is a current Employee may elect to defer receipt of all or part of any amount earned during the 2005 Plan Year by making a Deferral Election no later than March 15, 2005.

(b)	2006 Plan Year and Beyond. Effective for amounts earned on and after January 1, 2006, a Participant who is a current Employee may elect to defer receipt of all or part of amounts that will be earned in the upcoming Plan Year by making a Deferral Election no later than December 31 of the Plan Year prior to the upcoming Plan Year in which such amounts will be earned. For example, a Deferral Election made not later than December 31, 2005 would defer payment of the amount earned during Plan Year 2006 until one year after the date the payment otherwise would have been payable to the Participant. Because amounts under this Plan vest in one-third increments over a period of three years, the foregoing Deferral Election would result in equal payments of one-third of the amount earned during the 2006 Plan Year (plus earnings thereon) on each of the following dates: (i) February 14, 2008; (ii) February 14, 2009; and (iii) February 14, 2010.

(c)	Period of Deferral for Initial Deferral Elections. Effective for Deferral Elections that apply to amounts earned on and after January 1, 2005, the period of deferral shall be one year beyond the date the Participant otherwise would have received payment, provided that the amounts subject to such deferral have not been subject to a prior Rolling Deferral Election or Deferral Election.

(d)	Period of Deferral for Subsequent Deferral Elections. Effective for Deferral Elections made on and after January 1, 2005 that have been subject to a prior Deferral Election or Rolling Deferral Election, the period of deferral shall be five years beyond the date the Participant otherwise would have received payment under his or her prior Deferral Election or Rolling Deferral Election. Notwithstanding the foregoing, Subsequent Deferral Elections shall only be effective if: (i) the Subsequent Deferral Election is not effective for at least twelve months, and (ii) the second election is made at least twelve months before the date payment was previously scheduled to be made. A Participant may make multiple Subsequent Deferral Elections, provided that each election complies with the requirements listed herein.

(e)	First Year of Eligibility. For the 2005 Plan Year and thereafter, in the case of the first year in which a Participant becomes eligible to participate in the Plan, Deferral Elections must be made with respect to services to be performed subsequent to the election within 30 days after the date that the Participant becomes eligible to participate in the Plan.

6.05 Hardship Distributions. In the event of Financial Hardship, as hereinafter defined, of the Participant the Participant may apply to the Plan Administrator for the distribution of all or any part of the vested portion of the Participant’s Account. The Plan Administrator shall consider the circumstances of each such case, and the best interests of the Participant and the Participant’s family, and shall have the right, in its sole discretion, to allow such distribution, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of Financial Hardship, the Plan Administrator shall instruct the Trustee to make the appropriate distribution to the Participant from the vested portion of the Participant’s Account. In no event shall the aggregate amount of the distribution exceed the lesser of the vested portion of the Participant’s Account or the amount determined by the Plan Administrator to be necessary to alleviate the Participant’s Financial Hardship (which Financial Hardship may be considered to include any taxes due because of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the vested portion of the Participant’s Account shall be determined as of a Valuation Date which is the date of the distribution due to Financial Hardship.

“Financial Hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of Participant’s spouse or dependent (as defined in Code §152, without regard to section 152(b)(I), (b)(2), and (d)(1)(B)) of the Participant; (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; each as determined to exist by the Plan Administrator. A distribution may be made under this Section only with the consent of the Manager or any person(s) designated by resolution of the Manager.

Notwithstanding the foregoing, effective for amounts earned and contributed to a Participant’s Account on and after January 1, 2005, the foregoing definition of “Financial Hardship” shall also mean loss of property due to imminent foreclosure or eviction from primary residence or a need to pay medical expenses or funeral expenses, but shall not permit distributions: (a) in excess of the amount necessary to relieve the financial burden; (b) to purchase a home or pay for college expenses; or (c) when the emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of the Participant’s deferral under this Plan.

ARTICLE VII

FUNDING

7.01 Payments from General Assets. Payments to a Participant or a Participant’s Beneficiary hereunder shall be made from assets which shall continue for all purposes to be part of the general assets of the Company; and no person or entity, other than the Company, shall have, by virtue of the provisions of the Plan, any interest in such assets. To the extent that a Participant or Beneficiary acquires a right to receive benefits from an Employer under the provisions of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VIII

PLAN ADMINISTRATOR

8.01 Powers and Duties. The Plan Administrator shall be responsible for the management, operation and administration of the Plan. In addition to the powers, rights and duties set forth elsewhere herein, the Plan Administrator shall:

(a)	adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

(b)	advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan, and prepare and distribute, in such manner as it determines to be appropriate, information explaining the Plan;

(c)	enforce the Plan in accordance with its terms and any rules and regulations adopted hereunder;

(d)	maintain records concerning the Plan adequate to prepare reports, returns and other information required by the Plan or by law;

(e)	construe and interpret the Plan to resolve all questions arising regarding the existence or nonexistence of, entitlement to, and/or the nature and amount of the benefits, rights and interests of all persons under the Plan; and any and all such determinations shall be final;

(f)	direct the payment of benefits under the Plan and give such other directions and instructions as may be necessary for the proper administration of the Plan;

(g)	employ or retain agents, attorneys, actuaries, accountants or other persons, who also may be employed by or represent the Company, to render advice with regard to any of the responsibilities set forth in the Plan; and

(h)	do all other acts which it deems necessary or proper to accomplish and implement its responsibilities under the Plan.

8.02 Company Action. Any action by the Company as Plan Administrator hereunder shall be undertaken, and where appropriate evidenced in writing, by any officer of the Company or by any employee or employees of the Company designated by an officer of the Company as having the authority to act on behalf of the Plan Administrator in performing its duties under the Plan.

8.03 Indemnification of Officers and Employees. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, manager, member, officer, or employee of the Company or any affiliated company who serves as the Plan Administrator or as a member of a committee appointed to serve as Plan Administrator, or who assists the Plan Administrator, the Company, or the Manager in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was in good faith.

ARTICLE IX

AMENDMENT AND TERMINATION

9.01 Amendment and Termination. The Company shall have the right, at any time and from time to time, to amend the Plan, including the form of Participation Agreement attached as Exhibit A to the Plan, in whole or in part, or to terminate the Plan at any time; provided that:

(a)	any such amendment or termination shall be undertaken by written instrument executed by the Company;

(b)	any such amendment or termination by the Company shall not adversely affect the rights of any Participant, as set forth under the Plan prior to such action, to benefits vested under the Plan from the date of the Participant’s commencement of participation in the Plan to the date of such amendment or termination, without the written consent of the Participant; and

(c)	Termination of the Plan shall not result in an acceleration of any payments in a manner that would violate Section 409A of the Code.

9.02 Potential Termination upon a Change in Control. Notwithstanding any other provision in the Plan, upon a Change in Control, if the acquiring entity has executed a legally binding writing in which acquiring entity agrees to continue the Plan without amendment (other than amendment required by law), the Plan shall remain in full effect; otherwise, all outstanding account balances shall vest on the date of the Change in Control and, no later than the date that is 12 months following the Change in Control, all vested account balances shall be paid to Participants and the Plan shall terminate.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 Non-Alienation of Benefits; No Loans. No benefit which shall be payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Plan, except to such extent as may be required by law. Further, no Participant or Participant’s Beneficiary shall be permitted to borrow any portion of such Participant’s Account.

10.02 No Implied Rights. Neither the establishment of the Plan nor any modification thereof, nor the creation of any fund, trust or account thereunder, shall be construed as giving any Participant, Employee, Beneficiary or other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Employer in accordance with the terms and provisions of the Plan. Neither the creation of the Plan nor anything contained in this document shall be construed as giving any Participant hereunder or any other Employee of the Employer any equity or other interest in the assets, business or affairs of the Employer, or the right to object to any action taken by the Employer or to any policy adopted or pursued by the Employer.

10.03 Status of Employment Relations. The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Employer and its employees or to be consideration for, or an inducement or condition of, the employment of any person. Nothing contained herein shall be deemed to give to any employee the right to be retained in the employ of the Employer or affect the right of the Employer to discipline or discharge any employee at any time.

10.04 Form of Employer Action. Any action by the Employer pursuant to any of the provisions of this Agreement shall be evidenced by written instrument signed by an officer of the Employer.

10.05 Correction of Errors. Any mistake in any direction, certificate, notice, or other document furnished or issued by the Employer or the Plan Administrator in connection with the Plan may be corrected when the mistake becomes known, and the Employer or Plan Administrator may direct any adjustment or action which it deems practicable under the circumstances to remedy the mistake.

10.06 Parties Bound. This Plan shall be binding upon the Employer, all Participants and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors and assigns of each of them.

10.07 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Illinois and all provisions hereunder shall be administered according to the laws of said State, to the extent that such laws are not preempted by the laws of the United States of America. Should any provision of this Plan be determined to be in conflict with such laws, the parties hereto may immediately and, if in accordance with the applicable law retroactively, amend this Plan as is necessary to conform to the requirements of such laws.

10.08 Judicial Review. The Plan Administrator shall be vested with discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Pursuant to this provision, the Plan Administrator shall be authorized and empowered to exercise its discretion to construe and interpret the Plan to resolve all questions arising regarding the existence of, entitlement to, and the value and amount of the benefits, rights and interests of all persons in and under the Plan. Any and all such determinations by the Plan Administrator shall be final, binding and conclusive as regards such questions.

10.09 Invalidity of Provisions. If any provisions of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

10.10 Number and Gender. Words of any gender wherever used herein shall include any other gender wherever necessary, and words used in the singular shall be taken to include the plural and vice versa where necessary.

10.11 Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original and all such counterparts shall constitute but one and the same instrument.

10.12 Section 409A. The provisions of this Plan are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section

409A of the Code. Without limiting the foregoing, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A of the Code, each payment or installment shall be treated as a separate payment under Section 409A of the Code, and if at separation from service the Participant is considered a “specified employee” within the meaning of said Section 409A of the Code, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A of the Code that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise have been paid to the Participant within the first six months following the separation from service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the separation from service (or if the Participant dies, as soon as practical following the date of death). In addition, to the extent that payments pursuant to this Plan are conditioned upon the execution and delivery by Participant of a release of claims pursuant to Section 3.06, Participant shall forfeit all rights to such payments and benefits unless such release is signed, delivered and any right to revoke has expired so as to make the release fully effective within sixty (60) days following the date of Participant’s separation from service. If such release is so signed, delivered and effective, then such payments or benefits shall be made or commence upon the business day next following the date the release is so signed, delivered and effective; provided, however, that if such sixty (60) day period would end in the calendar year following the date of Participant’s separation from service, then such payments shall be made or commence upon the later of the date the release is so signed, delivered and effective and the first business day of such following calendar year.

IN WITNESS WHEREOF, the Company has caused this amended document to be executed on its behalf by its Chief Executive Officer on this 29th day of June, 2015.

CARS.COM, LLC

By:	/s/ Alex Vetter
	Name:	Alex Vetter
	Title:	Chief Executive Officer